Manager's agreement

Between:
TS Europe Executive BVBA, a company incorporated under the Laws of Belgium, registered at the Crossroads bank for enterprises under number 0666.471.855 and having its registered offices at 20 Kouterveldstraat 20, 1831 Machelen, duly represented by Timothy Willies in his capacity as manager.

Hereinafter referred to as "TS".

And:	Mr. Patrick Zammit, residing at _____________________; Hereinafter referred to as "Mr. Zammit".
TS and Mr. Zammit are collectively referred to as "the Parties".

WHEREAS TS's General Meeting of shareholders has appointed Mr. Zammit as a remunerated manager of TS on November 16, 2016;

WHEREAS by the conclusion of the present agreement, the Parties wish to determine the terms and conditions under which Mr. Zammit will perform his duties as a manager of TS, as from his appointment in such capacity by the General Meeting of shareholders on February 1st, 2017;

WHEREAS for the performance of his manager's office, Mr. Zammit shall act as a self-employed person, both Parties declaring to be fully aware of the implications hereof.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1- Definitions

In the present agreement (the "Agreement") the following terms have the following meanings:

•	"TS Group" means TS and any and all subsidiaries, affiliates and related companies.

•
"Confidential Information" means personal data or commercial, technical, strategic, operational or financial data concerning TS or the TS Group, or business partners or employees of either or both, which Mr. Zammit has obtained in the context of the Agreement or his activities within the TS Group, irrespective of the form of the data (electronic, hard copy, verbal, etc.).

Article 2 - Object of the Agreement

By the Agreement, the Parties wish to determine the terms and conditions under which Mr. Zammit will perform as manager bearing the title of President, TS Technology Solutions.

Article 3 - Obligations of Mr. Zammit

3.1.    Mr. Zammit commits to work towards achieving the TS Group's objectives and to carry out his duties in a loyal and efficient manner and to promote the interest and reputation of the TS Group and to not intentionally undertake any action which could be harmful to its interests and/or reputation.

3.2.    In his capacity as manager of TS, Mr. Zammit undertakes to perform his duties on a self-employed basis and in full liberty. In particular, Mr. Zammit will freely dispose of his working time and shall never be given instructions regarding the organization of his work and/or the practical modalities of the performance of his duties.

3.3.    Mr. Zammit undertakes to be available for the performance of his duties during the time considered necessary to fulfill his obligations resulting from the Agreement with a minimum of 221 man-days per year.

3.4.    Mr. Zammit is allowed to use the TS Group's infrastructure and documentation as far as it is necessary for the proper performance of the Agreement. Given the fact that he is authorized to use the TS Group's infrastructure, he agrees to comply with all applicable instructions regarding safety and health in the TS Group's buildings where employees work.

3.5.    Mr. Zammit undertakes to perform his functions with due diligence and in accordance with generally accepted and consistently applied business practices. Mr. Zammit shall, at all times, (a) take into consideration the objectives and best interest of the TS Group, (b) comply with all applicable laws and regulations and (c) comply with all corporate policies and codes of business ethics established by the TS Group.

3.6.    Mr. Zammit also undertakes to communicate to the General Meeting of TS all information which is relevant for TS.

Article 4 - Place of performance and mobility

4.1.    Mr. Zammit will perform his duties mainly from Diegem. Mr. Zammit acknowledges that TS may at its sole discretion assign him to another place of work within 80 kilometres from TS's office at Diegem for a temporary or indefinite period. TS may also assign Mr. Zammit to another place of work outside 80 kilometers from TS's office at Diegem for a temporary or indefinite period, however with Mr. Zammit's consent.

4.2.    In view of the international scope of activities of TS, Mr. Zammit acknowledges and accepts that the proper performance of his duties entails that he will have to travel frequently to other locations abroad and perform temporary assignments abroad. He accepts that international mobility is inherent to the performance of his duties.

Article 5 - Compensation

5.1.    For the performance of his office of remunerated manager, Mr. Zammit will be entitled to a Total Compensation (OTE), split as follows:

•
a yearly fixed Compensation of EUR 440 000 gross paid in 12 equal monthly installments, which includes the allowances as defined by and according to the Belgian Tax Circular of August 8, 1983 that will be reviewed on no less than an annual basis.

•
a yearly variable Compensation if the TS Group attains certain targets. The amount of variable compensation, the measurement criteria and the terms of payment will be defined in Mr. Zammit's annual incentive pay plan at the beginning of each fiscal year. The target variable compensation is EUR 440 000 gross.

5.2.    The Total Compensation will be paid on the individual bank account indicated by Mr. Zammit, after the deduction of applicable withholding taxes. In case of incomplete year, the Total Compensation will be prorated in accordance with periods during which Mr. Zammit has performed his duties.

5.3.    In case of non-performance of the Agreement during an uninterrupted period of 6 months due to sickness and/or accident, TS will continue to pay the Total Compensation during the said period of 6 months. As from the 1st day of the second month, Mr. Zammit will fall under the disability insurance as provided in article 6 of the Agreement and in accordance with the terms and conditions of this insurance.

Article 6 - lnsurances

6.1.    TS will subscribe Mr. Zammit to the following benefits and will pay the premiums in accordance with the applicable policies within TS Group:

▪	Individual Pension Commitment (including death insurance and pension);

▪	Collective Guaranteed lncome lnsurance;

▪	DKV;

▪	Travel assistance insurance; and

▪	D&O insurance.
6.2.    TS shall reimburse Mr. Zammit the annual contribution to the French Management Pension insurance at Groupe Humanis (CRE + IRCAFEX). The quarterly premium is calculated on a reference salary, fixed at EUR 185,312 for 2015, and reevaluated annually. lf a taxation is required by law, Mr. Zammit himself is responsible for this.

Article 7 - Company Car

7.1.    TS will provide Mr. Zammit with a company car, type BMW 740 standard or similar, for carrying out his professional activities. TS will also provide Mr. Zammit with a fuel card.

7.2.    Mr. Zammit must use the company car and the fuel card with due diligence, in accordance with TS's car policy. Mr. Zammit acknowledges having received a copy of the car policy, having examined its content, and agrees to comply with it.

7.3.    Mr. Zammit may use the company car for private purposes, in accordance with the terms and conditions of the car policy.

7.4.	A benefit in kind will be declared in line with the applicable tax and social security regulations.

Article 8 - Tax regime

8.1.    The TS Group will notify the tax authorities in due time of the change in contracting entity and will do its utmost best to maintain the application of the special tax regime for foreign executives.

8.2.    Mr. Zammit will not undertake any action that could jeopardize the approval or continued application of the special tax regime for foreign executives or reduce the benefits for the TS Group.

8.3.    Mr. Zammit shall keep all documents related to his professional travel outside Belgium, such as boarding passes, train tickets, visa stubs, etc., and forward these upon simple request of TS or designated tax consultancy firm to the latter.

8.4.    lf Mr. Zammit would lose the benefits and the application of the special tax regime for foreign executives, for whatever reason, TS will not be liable and will not be held to compensate Mr. Zammit in any way.

8.5.    lf in the course of performance of the Agreement, the benefit of the expatriate tax regime which currently applies to Mr. Zammit would be withdrawn or lost, then TS shall use its best efforts to explore and agree with Mr. Zammit alternative terms and conditions which will aim at minimizing the adverse financial impact of such withdrawal or lass, without however resulting in an excess salary cost to TS.

Article 9 - Social security status

9.1.    Mr. Zammit will be subject to the Belgian social security scheme for self-employed workers. He undertakes to register to a Belgian social insurance fund for self-employed workers and to maintain his affiliation during the entire duration of the Agreement and to pay the necessary social security contributions to his social insurance fund.

9.2.    Should Mr. Zammit's social insurance fund claim any social security contribution due by Mr. Zammit from TS, Mr. Zammit agrees to reimburse TS immediately. TS also reserves the right to withhold from Mr. Zammit's compensation any social security contributions due by Mr. Zammit in his capacity as self employed worker and claimed from TS by Mr. Zammit's social insurance fund for self-employed workers.

9.3.    TS commits itself to facilitate the payment of the social security contributions due by Mr. Zammit to the social insurance fund.

Article 10 - Reimbursement of expenses

TS will reimburse Mr. Zammit for his actual travel expenses and other expenses made in performance of the Agreement, to the extent that those costs are accompanied by the appropriate documentary evidence and are in line with TS's policies. The expenses must be reasonable in amount and type and they must be made in the interest of TS.

Article 11- Duration and termination

11.1.    The Agreement is concluded for an indefinite duration and shall be effective as of Mr. Zammit's appointment as manager by TS's General Meeting.

11.2.    Each Party will have the right to terminate this Agreement at all times subject to giving the other party notice in writing and sent by registered mail. The notice period to be complied with will be 6 months, except if Parties agree otherwise. The notice period will start on the first workday following the week in which the notice is received by the other Party.

11.3.    In case of termination by TS, TS shall pay, next to the notice period in article 11.2 or an indemnity in lieu of notice, a severance indemnity equal to the part of the Total Compensation as detailed in article 5 of the Agreement and the benefits provided in articles 6 and 7, corresponding to 18,5 months plus 1 month per fully completed year beginning with the start of this Agreement. For the purposes of calculating this additional month per fully completed year, the start date of the year shall be 1 October. The first additional month shall therefore be added on October 1st 2017.

Article 12 - Serious cause

12.1.    TS may terminate the Agreement with immediate effect, without notice or payment in lieu, if serious misconduct or any other conduct of Mr. Zammit renders it immediately and definitively impossible to continue any further professional relations between the Parties.

12.2.    Examples of serious cause which would result in the immediate termination of the Agreement, include but are not limited to:

(1)	Any serious breach by Mr. Zammit of his duties, as defined by the Agreement;

(2)	Any breach of the duty of confidentiality;

(3)	Any forgery of documents, or fraud;

(4)	Any misuse of a credit card of the TS Group or the TS Group's funds;

(5)
Any other criminal offense or any other act which is of such nature that it definitively breaks the trust between the Parties or which could damage the reputation or public image of the TS Group, provided, however, that any criminal offence charged to Mr. Zammit solely by virtue of his status as a director or officer of the TS Group and not by virtue of any act or willful omission by him shall not constitute serious cause;

(6)	Any unjustified absence of three consecutive days;

(7)	Any public statement which would damage the reputation or the public image of the TS Group; and

(8)	Any breach by Mr. Zammit of a third party's intellectual property rights.

Article 13 - Conflict of interests

Where Mr. Zammit has any direct or indirect patrimonial interest to a decision or operation submitted to the managers, Mr. Zammit undertakes to notify the managers and TS's statutory auditor hereof in accordance with article 259 of the Belgian Company Code.

Article 14 - Unfair competition

14.1.    Mr. Zammit is prohibited from engaging in or co-operating in any unfair competition, both during the performance of and after the termination of the Agreement. Examples of unfair competition include, but are not limited to, the following:

(1)	Use of TS's or the TS Group's names or logos for Mr. Zammit's own benefit or for the benefit of any corporate person or individual other than TS or the TS Group;

(2)	Any act which could confuse TS's or the TS Group's clients or suppliers about the activities of TS or the TS Group;

(3)	Mr. Zammit representing himself as being in any way connected with or interested in the business of TS or the TS Group after the termination of the Agreement; or

(4)
Any attempt to induce or encourage any agent, any other intermediary, supplier or service provider of TS or the TS Group to cease providing services or the delivery of goods to TS or the TS Group or to change the conditions under which these goods or services are delivered in a manner that is disadvantageous to TS or the TS Group.

14.2.    The following practices will also be considered unfair competition, to the extent that they are associated with one of the practices referred to under Articles 14.1(1) - 14.1(4) or have the intention or effect or is accompanied by the destabilizing of the undertakings of TS or the TS Group, causing confusion, being misleading, portraying TS or the TS Group in a bad light, making deceptive statements, using Confidential Information, obtaining disproportionate advantages, engaging in parasitic competition, abusing rights or being an accomplice as a third party to a breach of contract:

(1)	(Directly or indirectly) soliciting collaborators of TS or the TS Group (irrespective of whether these collaborators would breach their own employment agreement or contract).

(2)
Enticing away clients or prospective clients of TS or the TS Group. For the purpose of this article "prospective clients" means undertakings with whom TS or the TS Group is or has been in negotiation with at any given time in the three-year period preceding the termination of the Agreement with a view to providing services and/or goods to that undertaking, unless TS or the TS Group respectively has decided that it will not provide services or goods to the undertaking concerned.

14.3.	Article 14 in no way affects article 15 (non-competition).

Article 15 - Non-competition clause

15.1.    lf the Agreement ends for whatever reason, Mr. Zammit is prohibited from undertaking any activity that competes with TS or the TS Group either directly, by exploiting an undertaking himself, or indirectly by accepting a position as a collaborator in an undertaking with competing activities. Hereby, it is irrelevant whether or not the competing activity is fair or unfair, and whether or not it is performed for Mr. Zammit's own account or for the account of a third party.

15.2.	The non-compete obligation set out in this article 15:

▪
only applies if the undertaking referred to in article 15.1 competes with or is contemplating competing with TS or the TS Group and is limited to identical or similar activities to those performed by Mr. Zammit for TS or the TS Group;

▪	applies in the Americas, Europe, Middle East and Africa, and Asia-Pacific; and

▪	applies for 12 months from and including the day on which the Agreement ends.
15.3.    In the event any competent court holds that the territorial scope of article 15.2. is deemed to be too wide and hence puts an undue burden on Mr. Zammit, the Parties agree to nevertheless observe the key provisions of the covenant but to limit the territorial scope of article 15.2. to the countries listed in Annex
A.

15.4.    Within 15 days of the Agreement ending, TS may waive its rights under this article 15 for any reason at its discretion. Any such waiver must be given in writing.

lf TS does not waive the application of this article 15, TS must pay Mr. Zammit a one-off lump-sum payment equal to 100% of Mr. Zammit's gross fixed salary for a period equivalent to the number of months during which this article 15 applies. The reference salary to be taken into account is the gross salary that

Mr. Zammit received during the month preceding the day on which his duties as manager were terminated.

If Mr. Zammit breaches this article 15, Mr. Zammit must reimburse TS for the amount paid by TS under the previous paragraph, and in addition pay TS an equivalent amount as a penalty. TS may claim additional compensation based on the actual injury suffered and proven by TS.

Article 16 - Exclusivity

16.1.    Mr. Zammit acknowledges and accepts that his duties and responsibilities demand, and his compensation was fixed in such a way, so that Mr. Zammit is required to devote his full working time and ability to TS's business.

16.2.    TS must consent in advance if Mr. Zammit wishes to undertake any other professional activity. TS may refuse its consent without giving reasons, or may subject its consent to certain conditions.

This consent is required for any professional activity, whether or not remunerated, that:

(1)	Mr. Zammit carries out directly as a self-employed person or as an employee, officer or representative of a company or unincorporated association; or

(2)	A company or unincorporated association that is under Mr. Zammit's control carries out.

16.3.    Mr. Zammit is prohibited from performing any other activity (whether or not remunerated, for his own account or for a third party) other than in performance of the Agreement, that:

(1)	ls competitive in any way with TS's or the TS Group's activities;

(2)	ls harmful in any way to the interests or reputation of TS, the TS Group or of the clients of TS or the TS Group; or

(3)	Obstructs or prevents the proper performance of the Agreement.

Article 17 - Confidentiality

17.1.	Both during the term of the Agreement and after it ends, Mr. Zammit must not:

▪	disclose any Confidential Information to any third party;

▪	use any Confidential Information for his own purposes (whether or not for financial gain) or for the purposes of any other third party (whether or not for financial gain); or

▪	through any failure to exercise due care and diligence, permit or cause any unauthorized disclosure of any Confidential Information.

17.2.    Both during the term of the Agreement and after it ends, Mr. Zammit must spontaneously, or at the latest on the first request of TS, return all Confidential Information to TS, irrespective of how the Confidential Information is stored.

17.3.	Article 17.1. will not apply to:

▪	Any use or disclosure which is necessary in the context of and for the purpose of the proper performance of the Agreement;

▪	Any use or disclosure with the prior written consent of TS; or

▪	Any disclosure ordered by a court or other competent authority.

Article 18 - Non-solicitation

18.1	Mr. Zammit must with regards to any person who is at any time during the term of the Agreement:

(1)	a collaborator of TS or the TS Group:

•	not attempt or participate in an attempt to

•	recruit that person (or otherwise employ them as a self-employed service provider, or in any other capacity); or

•	incite that person to end his or her professional relationship with TS or the TS Group;

(2)	a client, prospective client, supplier or any other party to a contract with TS or the TS Group entice that entity;

•	to terminate its relationship with TS or the TS Group; or

•	substantially reduce its business with TS or the TS Group, or change the terms and conditions of the business with TS or the TS Group in any unfavourable way.

18.2.    For the application of this article 18 "prospective client" means: persons, companies, or any other entities that TS or the TS Group is negotiating with, or has negotiated with a view to the supply of services or goods to that person, company or other entity, except where TS or the TS Group has decided that it does not wish to supply goods, or services to the person, company or other entity in question.

18.3.    The limitation imposed in this article 18 applies both during the term of the Agreement and during a period of 12 months after the termination thereof.

Article 19 - Duties of Mr. Zammit upon termination

On termination of the Agreement, for whatever reason, Mr. Zammit must return to TS immediately the following:

•	All business cards and credit cards issued to him by TS or the TS Group;

•	All documents containing Confidential Information (without making any copies) that are in his possession;

•	Any keys to TS premises;

•	The company car and fuel card;

•	All materials pertaining to any intellectual property rights transferred to TS; and

•	All other property, materials and equipment in his possession belonging to TS or the TS Group.

Article 20 - lntellectual property rights

20.1.    All systems, programs, software (object codes as well as source codes), documents, databases, manuals, reports, trade secrets, inventions, improvements, know-how and all other work created, designed, developed or produced by Mr. Zammit, whether or not by using the facilities of TS, in the course of or in relation with the performance of this Agreement, or that relate to the activities of TS or the TS Group (the "Works") shall remain or become the exclusive property of TS. This exclusivity implies but is not limited to the transfer and assignment of all intellectual and other proprietary rights in the Works to TS.

20.2.    All intellectual and other proprietary rights in the Works (including but not limited to copyrights, trademark rights, rights on databases, rights on computer programs as well as patent rights) that have come into existence or will come into existence in the course of or in relation with the performance of this Agreement are immediately transferred and assigned to TS as from their coming into existence or, as from the execution of this Agreement for rights already in existence at the time of contracting.

20.3.    The transfer and assignment of these intellectual and other proprietary rights in the Works includes, but is not limited to the transfer and assignment of the right to reproduce, modify, translate, adapt, use to make derivative works, distribute, rent, lend and/or communicate the Works to the public, partially or completely, in each and any way, for internal (including but not limited to research and development) and external use. The transfer and assignment is valid for all countries, in the most extensive way possible as permitted by law, without limitation in time other than the legal duration of validity of these rights and without further payment than the Total Compensation as provided for performing this Agreement.

20.4.    Mr. Zammit undertakes to fully inform TS, upon first demand of TS, that he has created, designed, developed or produced certain Works. Mr. Zammit undertakes to fully communicate all information and know-how in relation to the Works to TS, and this immediately upon the creation, design, development or production of the Works.

20.5.    Should TS decide, without having any obligations whatsoever, to file for any registered intellectual property rights in relation to a Work, Mr. Zammit undertakes, upon first demand of TS, upon expenses borne by TS, to provide all necessary or useful cooperation and to provide and sign all documents in order to permit, facilitate or accelerate any application for any registered intellectual property right. Mr. Zammit undertakes not to apply for any registered intellectual property right nor to ask a third party to apply for a registered intellectual property right related to the Works without the written express authorization of TS.

20.6.    TS has the exclusive right to decide, when and how, to exploit the Works. Works that have not been exploited remain the exclusive property of TS. TS can adapt and modify the Works as it deems appropriate in order to exploit the Works. Mr. Zammit agrees not to oppose the adaptation or the modification of the Works. Mr. Zammit agrees that TS may exploit the Works without mentioning Mr. Zammit's name.

Article 21 - Nullity

lf one or several provisions of the Agreement are held to be void in whole or in part, the remaining provisions will not be affected by the nullity and will consequently continue to be valid.

Article 22 - Previous agreements

The present agreement cancels and replaces all previous contracts, agreements, arrangements that might have been previously concluded, verbally or by written, between Mr. Zammit and the TS Group with the same subject. The present agreement does however not cancel and replace the termination agreement concluded between Mr. Zammit, Avnet Europe Executive BVBA and TS Executive Europe BVBA.

Article 23 - Miscellaneous

23.1.    Any amendment to this agreement has to be agreed upon in writing by the Parties.

23.2.    Any notification shall be made at the residence or at the registered offices of the Parties as above mentioned unless the modification of the residence or the registered offices has been previously communicated in writing to the other Party in accordance with this provision.

Article 24 -Applicable law and arbitration

24.1.    The present agreement is governed by Belgian law.

24.2.    In case of any dispute in connection with the conclusion, the existence, the validity, the interpretation, the execution and/or the termination of the Agreement, the Parties will endeavor to settle the dispute by amicable agreement. Failing that, the dispute shall be exclusively and finally settled under the Belgian Center for Arbitration and Mediation Rules of Arbitration (CEPANI) by three arbitrators appointed in accordance with those rules. The language of the procedure shall be [French/Dutch] and the place of arbitration shall be Brussels.

Article 25 - Elimination of TS Europe Executive BVBA

In the event the management structure of the TS Group is modified without the elimination of Mr. Zammit's position, but with the effect that TS Europe Executive BVBA ceases to exist or operate, Mr. Zammit shall have the right to be re-engaged by another TS Group company in the same or a similar position, provided Mr. Zammit consents, without additional claims, to the transfer of his manager's agreement to another TS Group company, providing for a remuneration package globally equivalent to Mr. Zammit's remuneration package before such transfer, and providing for the taking-over of his accrued length of service within the TS Group.

The present agreement contains 13 pages. lt was made in two original copies in Diegem, on February 1st, 2017, both Parties acknowledging receipt of one original copy duly signed by the other party.

/s/ Timothy Willies
For TS*,

/s/ Patrick Zammit
Mr. Zammit

[*The signature should be preceded by the following writing: “read and agreed”. Each page must be initialed]

BIJLAGE A / ANNEX A

Australia Austria Belgium Brazil Canada China
Czech Republic Denmark France Germany
Hong Kong
Hungary
India Indonesia Ireland Israel ltaly Malaysia Mexico
Netherlands Poland Romania
Russian Federation Singapore
South Africa South Korea Spain Sweden Switzerland Taiwan Thailand Turkey
United Arab Emirates United Kingdom United States
Australie Oostenrijk Belgie Brazilie Canada China Tsjechie Denemarken Frankrijk Duitsland Hong Kong Hongarije Indie Indonesie Ierland Israel
Italie Maleisie Mexico Nederland Polen Roemenie Rusland Singapore Zuid-Afrika Zuid-Korea Spanje Zweden Zwitserland Taiwan Thailand Turkije
Verenigde Arabische Emiraten Verenigd Koninkrijk Verenigde Staten van Amerika